Exhibit 99.1

CONTACT:

Press Inquiries	Investor Inquiries
Scott Larson	Robert Travis
Sycamore Networks	Sycamore Networks, Inc.
978-250-3433	978-250-3432
scott.larson@sycamorenet.com	bob.travis@sycamorenet.com

SYCAMORE NETWORKS ANNOUNCES PRELIMINARY THIRD QUARTER REVENUE RESULTS

CHELMSFORD, Mass., April 28, 2008 – Sycamore Networks, Inc. (NASDAQ: SCMR) today announced that it estimates revenue for its third quarter ending April 26, 2008 will approximate $21 million, compared with revenues of $41.5 million in the second quarter of fiscal year 2008 and $43.5 million in the comparable quarter of fiscal year 2007.

The primary factor impacting third quarter revenue was lower than expected orders associated with one of the Company’s major customers. The Company also said it believes this unanticipated third quarter revenue shortfall will also likely impact its previously stated objective of equaling or exceeding fiscal year 2007 revenues.

“We are disappointed with our third quarter revenue level, which reflects the challenges and unpredictability associated with a highly concentrated customer base,” said Daniel E. Smith, president and chief executive officer. “We remain focused on expanding our customer base, and we believe our value proposition will continue to resonate with current and prospective customers as demand for agile bandwidth increases.”

The expected third quarter revenue is based on preliminary information for the quarter ending April 26, 2008. The Company expects to report final third quarter financial results at the end of May. Specific information related to the Company’s third quarter financial results release date and conference call will be provided at a later date.

About Sycamore Networks
Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent bandwidth management solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore's global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, the findings, including possible tax liabilities and penalties resulting from the audit of certain of the Company's income tax returns by the Internal Revenue Service; risks resulting from the formal stock option investigation commenced by the Securities and Exchange Commission, such as a civil proceeding which may seek, among other things, injunctive relief and a civil penalty; the investigation by the U.S. Attorney’s office with respect to stock option matters; and other additional actions and findings that may result from the ongoing investigation into such stock options and the accounting therefore, including the restatement of previously issued financial statements and certain purported shareholder derivative actions filed against the Company and certain of its current and former officers and directors; the Company’s reliance on a limited number of customers; variation in the company’s quarterly results; industry pricing pressures and competitive factors including new product introductions impacting customer orders; the consolidation of both suppliers and customers in the telecommunications marketplace and general economic conditions. Certain additional risks are set forth in more detail in the section entitled "Risk Factors" in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.